UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2004

MAIN STREET BANKS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	000-25128	58-2104977
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

676 Chastain Road
Kennesaw, Georgia	30144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 422-2888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairment

Main Street Banks, Inc. (the “Company”), announced today that it has identified a problem loan relationship totaling approximately $2.5 million of principal balances that was originated outside its lending policies. The relationship was developed by one lending officer and the loans were made in violation of the Company’s policies regarding loan approval authorities, related-party loan limits, collateral requirements and other underwriting standards. The loan officer is no longer employed by the Company.

The Company has significant doubt about collecting the entire principal balance of the loans as a result of an evaluation of the borrowers’ business and prospects, the financial strength of the loan guarantors and the estimated value of the collateral securing the loans, which is less than the principal balance of the loans. The Company has determined that the impairment approximates $1.6 million, that it will recognize the impairment currently and that this amount will be included in its provision for loan losses for the fourth quarter ending December 31, 2004. After taxes, the Company’s net income for the current quarter is expected to be up to $0.06 per diluted share less than otherwise anticipated.

The Bank’s out-of-pocket expenditures in connection with the resolution of the loans (including, but not limited to, legal and accounting fees) are currently estimated at approximately $35,000. The actual amount of such expenditures could vary, depending on the length of time and number of hours of professional assistance required and other factors not susceptible to precise estimation. Such costs are added to the balance of the outstanding loans and are subject to recovery if there is sufficient realizable value. The impairment charge was calculated based on this estimate of out-of-pocket expenditures.

A copy of the press release issued by the Company is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release of Company, dated November 22, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Main Street Banks, Inc.

November 22, 2004	By:	/s/ Edward C. Milligan

Edward C. Milligan
Chairman and Chief Executive Officer